Leatt Corp Announces Results for First Quarter 2026

Total revenues increase 27%; net income increases 58%;

continued revenue growth in all major product categories

CAPE TOWN, South Africa, (May 12, 2026) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of head-to-toe protective equipment for Moto, MTB, ADV, and a wide range of extreme and high-velocity sports, today announced financial results for the first quarter ended March 31, 2026. All financial numbers are in U.S. dollars.

First Quarter 2026 and Recent Highlights

· First quarter 2026 revenues were $19.51 million, up 27%, compared to the 2025 first quarter.

· First quarter 2026 net income was $1.77 million, up 58%, compared to the 2025 first quarter.

· Revenue growth in all major product categories.

· Consumer direct sales increased 49%, compared to the first quarter of 2025.

· Cash flow generated by operations was $4.55 million.

· Cash, cash equivalents and restricted cash increased 30%, to $17.19 million.

Leatt Chief Executive Officer Sean Macdonald commented, "The first quarter of 2026 was a great start to the year for our Company. Revenues continue to grow strongly, global demand for our products fueled robust re-ordering patterns, and domestic sales showed very encouraging traction at the dealer and consumer level. We continue to accelerate our investments in developing emerging markets, as well as in developing Leatt as a global consumer brand that compels riders to engage with us.

"Global revenues for the first quarter were $19.51 million, an increase of 27%, compared to the 2025 first quarter.  Consumer direct sales increased by 49%, which we believe is a testament to the tremendous momentum of the Leatt brand's attraction at the consumer level. International sales to our distribution partners increased by 24%, and dealer direct sales increased by 30%, as our re-organized and re-energized MOTO and MTB domestic sales force continues to develop and build a strong, sustainable and committed dealer network and gain substantial traction with our head-to-toe product offerings.

"We grew revenues year-over-year in all of our major product categories: helmet revenues increased by 59%; other products, parts and accessories increased by 9%; neck brace revenues increased by 7%; and body armor revenues increased by 25%.

"Net income for the first quarter of 2026 was $1.77 million, an increase of 58%, over the 2025 first quarter, and income before tax was $2.39 million, an increase of $0.88 million. Gross profit as a percentage of sales remained stable at 44%, as domestic sales continued to grow and we continue to ship our newer products and improve our global logistics efficiencies.

"Cash increased by $3.96 million, to $17.19 million, despite strong investment in our marketing and selling capabilities, and in our product and brand development that will fuel future growth.

"We expect working capital investments to grow in the coming periods as ordering patterns continue to signal growth, and we have sufficient liquidity to fuel this growth."

Financial Summary

Revenues for the three months ended March 31, 2026 were $19.51 million, a 27% increase, compared to revenues of $15.37 million for the first quarter of 2025.  This increase in worldwide revenues is primarily attributable to a $1.99 million increase in helmet sales, a $1.72 million increase in body armor sales, a $0.38 million increase in sales of other products, parts and accessories, and a $0.05 million increase in neck brace sales.

Net income for the three months ended March 31, 2026 was $1.77 million, or $0.28 per basic and $0.27 per diluted share, a 58% increase compared to $1.12 million for the first quarter of 2025.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  Cash, cash equivalents and restricted cash increased by $3.96 million or 30%, for the three months ended March 31, 2026, when compared to $13.23 million in cash, cash equivalents and restricted cash on hand at December 31, 2025, and a current ratio of 8.2:1.

Founder and Chairman Dr. Christopher Leatt remarked, "The continued growth in worldwide sales of our exceptional product categories and the popularity of our brand with consumers validates the exceptional ability of our team of developers and engineers to continuously develop an exciting pipeline of innovative products designed for a wide range of consumers."

Business Outlook

Mr. Macdonald added, "Our entire team is very excited about the future of Leatt. While there are still some potentially challenging global geo-political headwinds, domestic sales are gaining promising traction, participation remains strong, and international ordering patterns remain robust, driven by strong demand for our products around the world.

"There is real excitement about the Leatt brand, both in the U.S. and abroad.  We are accelerating our drive to elevate the brand globally to reach a much wider audience across our core markets, and I look forward to sharing the results of this shift in campaign focus in the coming quarters.

"With a focus on investing in our innovative product portfolio, a drive to accelerate and amplify our brand to meet a much wider rider audience and a robust balance sheet to fuel growth, we remain confident that we are well positioned for future growth and increased shareholder value."

Conference Call

The Company will host a conference call at 10:00 AM ET on Tuesday, May 12, 2026, to discuss the 2026 first quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-800-579-2543 (U.S.A) or 1-785-424-1789 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or 1-412-317-6671 (international) and using passcode 11161813.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Driven by the science of thrill, Leatt Corporation develops head-to-toe personal protective gear for extreme and action sports. This includes the award-winning Leatt-Brace®, a neck brace system considered the gold standard for neck protection when worn in conjunction with a helmet. Leatt products are designed for participants in extreme sports that use motorcycles, bicycles, mountain bikes, all-terrain vehicles, snowmobiles, and other open-air vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook and Instagram.

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the Company's ability to maintain sufficient liquidity to continue investing in its product portfolio and elevating the brand to reach a wider audience and fuel growth; the Company's ability to continue developing a pipeline of innovative products that connect with consumers; the general ability of the Company to achieve its commercial objectives,; the business strategy, plans and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason

Investor Relations

Investor-info@leatt.com

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2026	December 31, 2025
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$17,014,780	$12,988,111
Restricted cash	175,996	244,936
Accounts receivable, net	6,262,523	7,904,885
Inventory, net	16,355,242	20,897,693
Payments in advance	1,243,364	1,197,284
Income tax receivable	114,302	734,193
Prepaid expenses and other current assets	4,391,989	3,634,255
Total current assets	45,558,196	47,601,357

Property and equipment, net	3,295,373	3,660,704
Operating lease right-of-use assets, net	262,967	342,413
Deferred tax asset, net	396,294	396,294

Other Assets
Deposits	44,910	45,189

Total Assets	$49,557,740	$52,045,957

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$4,651,604	$8,595,892
Refund liability	65,084	65,140
Notes payable, current	-	1,804
Operating lease liabilities, current	262,967	309,019
Other current liabilities	32,813	8,370
Short term loan, net of finance charges	540,926	800,000
Total current liabilities	5,553,394	9,780,225

Operating lease liabilities, net of current portion	-	33,394
Total liabilities	5,553,394	9,813,619

Commitments and contingencies

Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding as of March 31, 2026 and December 31, 2024	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 6,237,561 shares issued and 6,233,773 outstanding as of March 31, 2026 and 6,255,989 shares issued and 6,234,689 outstanding as of December 31, 2025	130,533	130,534
Accumulated other comprehensive loss	(1,097,672)	(983,640)
Retained earnings	33,629,797	31,859,103
Additional paid - in capital	11,373,490	11,478,399
Treasury stock, at cost, 3,788 and 21,300 shares of common stock, as of March 31, 2026 and December 31, 2025, respectively	(34,802)	(255,058)
Total stockholders' equity	44,004,346	42,232,338

Total Liabilities and Stockholders' Equity	$49,557,740	$52,045,957

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended
	March 31
	2026	2025
	Unaudited	Unaudited

Revenues	$19,507,486	$15,367,864

Cost of Revenues	10,933,059	8,646,851

Gross Profit	8,574,427	6,721,013

Product Royalty Income	372,819	85,298

Operating Expenses
Salaries and wages	2,148,626	1,857,380
Commissions and consulting expenses	235,793	157,722
Professional fees	290,492	360,051
Advertising and marketing	1,061,196	892,057
Office lease and expenses	240,715	169,176
Research and development costs	797,348	664,490
Bad debt recovery	130,082	(63,504)
General and administrative expenses	1,210,233	1,012,649
Depreciation	514,616	327,008
Total operating expenses	6,629,101	5,377,029

Income from Operations	2,318,145	1,429,282

Other Income
Interest and other income, net	74,496	82,147
Total other income	74,496	82,147

Income Before Provision for Income Taxes	2,392,641	1,511,429

Provision for Income taxes	621,947	390,305

Net Income Available to Common Shareholders	$1,770,694	$1,121,124

Net Income per Common Share
Basic	$0.28	$0.18
Diluted	$0.27	$0.17

Weighted Average Number of Common Shares Outstanding
Basic	6,236,178	6,217,550
Diluted	6,466,734	6,470,546

Comprehensive Income
Net Income	$1,770,694	$1,121,124
Other comprehensive income, net of $0 and $0 deferred income taxes in 2026 and 2025 Foreign currency translation	(114,032)	66,380

Total Comprehensive Income	$1,656,662	$1,187,504

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND 2025

	2026	2025
Cash flows from operating activities
Net income	$1,770,694	$1,121,124
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	514,616	327,008
Stock-based compensation	184,286	120,837
Bad debt expense (recovery)	130,082	(63,504)
Inventory reserve	37,852	46,291
Gain on sale of property and equipment	(388)	(14,985)
Increase in refund liability	(56)	-
(Increase) decrease in:
Accounts receivable	1,512,281	92,226
Inventory	4,504,599	1,012,261
Payments in advance	(46,080)	(221,652)
Prepaid expenses and other current assets	(757,734)	7,342
Income tax receivable	619,891	409,187
Long-term accounts receivable	-	56,391
Deposits	279	(851)
Increase (decrease) in:
Accounts payable and accrued expenses	(3,944,289)	(2,123,551)
Other current liabilities	24,443	-
Net cash provided by operating activities	4,550,476	768,124
Cash flows from investing activities
Capital expenditures	(166,885)	(195,826)
Proceeds from sale of property and equipment	743	15,250
Net cash used in investing activities	(166,142)	(180,576)

Cash flows from financing activities
Repayment of notes payable to bank	(1,804)	(13,003)
Repayments of short-term loan, net	(259,074)	(288,465)
Purchase of treasury stock under share repurchase plan	(68,940)	-
Net cash used in financing activities	(329,818)	(301,468)

Effect of exchange rates on cash, cash equivalents and restricted cash	(96,787)	45,162

Net increase in cash, cash equivalents and restricted cash	3,957,729	331,242

Cash, cash equivalents and restricted cash - beginning of period	13,233,047	12,368,100

Cash, cash equivalents and restricted cash - end of period	$17,190,776	$12,699,342
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	17,014,780	12,699,342
Restricted cash	175,996	-
Total cash, cash equivalents and restricted cash	$17,190,776	$12,699,342
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$12,180	$17,170
Other noncash investing and financing activities
Cancellation of treasury shares	$289,196	$-

The accompanying notes are an integral part of these consolidated financial statements.